Exhibit 10.203

Portions of this exhibit marked [*] are omitted and

are requested to be treated confidentially.

Amendment No. 1 To LICENSE AGREEMENT

This Amendment No. 1 to License Agreement (“Amendment No. 1”) is effective as of the 26th day of December, 2003 (the “Amendment Effective Date”) by and among Pharmaceutical Product Development, Inc., a North Carolina corporation having a place of business at 3151 South Seventeenth Street, Wilmington, NC 28412 (hereinafter “PPD”) and its wholly owned subsidiary GenuPro, Inc., d/b/a PPD GenuPro, a North Carolina corporation having a place of business at 3900 Paramount Parkway, Morrisville, North Carolina 27560 (hereinafter “GenuPro”), and ALZA Corporation, a Delaware corporation having a place of business at 1900 Charleston Road, Mountain View, CA 94043 (hereinafter “Licensee”). PPD, GenuPro and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH THAT:

WHEREAS, GenuPro, PPD and Licensee have entered into a LICENSE AGREEMENT (the “Agreement”) effective as of the 2nd day of January, 2001 relating to the development and commercialization of dapoxetine.

WHEREAS, GenuPro, PPD and Licensee wish to amend and supplement certain rights and obligations as set forth under the terms of the Agreement under the terms and conditions set forth in this Amendment No. 1.

NOW, THEREFORE, GenuPro, PPD and Licensee hereby agree as follows:

1. All capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Agreement.

2. Section 5.01 (License Fees) is amended by adding the following sentence to the end of that section: “Licensee will make an additional one-time license fee payment to GenuPro of [*] within fifteen (15) days after Licensee’s receipt of this fully executed Amendment No. 1; provided, however, that such payment will be fully refunded to Licensee in the event that Licensee terminates the Agreement prior to January 31, 2004 pursuant to Section 12.10 herein.

3. Section 5.02(a)(iii) (Approval of NDA) is amended by deleting the last sentence and replacing it with the following: “Within thirty (30) days of Licensee’s receipt of such written approval, Licensee will pay GenuPro a one-time milestone payment of [*].”

4. Section 5.05 (Royalty Period) is amended by adding the following sentence to the end of the section: “Notwithstanding the foregoing and subject to the limitations below, Licensee will have no obligation to pay royalties that would otherwise be owed to GenuPro under Section 5.03 based on worldwide Net Sales of Licensed Products for the period beginning on the date on which the first NDA approval in the United States is received for a Licensed Product and ending upon the expiration of [*] following the calendar quarter in which such first NDA approval is

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

received (the “Royalty Suspension Period”); provided, however, that the Royalty Suspension Period will terminate immediately when the cumulative aggregate amount of royalties that would otherwise have been due to GenuPro pursuant to Section 5.03 and this Section 5.05 on Licensed Products, if such royalties had been paid without giving effect to the first part of this sentence, equals the first to occur of (a) [*] on or before [*], or (b) [*] at any time thereafter. For clarity, the parties acknowledge and agree that Licensee’s obligation to pay royalties to GenuPro under Section 5.03 shall resume immediately upon the expiration or earlier termination of the Royalty Suspension Period, but that Licensee will never have an obligation to pay royalties that were not required to be paid during the Royalty Suspension Period.

5. Article V (Fees and Royalties) is amended by adding the following new Section 5.09 to the end of the Article:

“5.09 [*]

6. Section 12.05 (Residual Obligation upon Termination) is amended in that the last sentence is deleted and replaced with the following: “Sections 5.09, 12.05, 12.06, 12.07, 12.08, 12.09, 13.01, 13.06, 13.09, 13.14, 13.15, and 13.17 and Articles I, VIII and XI shall survive any expiration or termination of this Agreement.”

7. Article XII is amended by adding the following new Section 12.10 to the end of that Article:

“Section 12.10 Special Right of Termination by Licensee. Licensee may terminate this Agreement on or before January 31, 2004, at its sole discretion, based on the results of in-life animal carcinogenicity studies being performed on a certain Licensed Product by providing written notice of such termination to GenuPro or PPD on or before January 31, 2004.”

8. Section 13.11 (Release of Information) is amended in that the current existing paragraph in Section 13.11 will be referred to as subsection (a) and the following is added as new subsection (b):

“(b) Notwithstanding anything in subsection (a) above to the contrary, PPD or GenuPro may make a public disclosure regarding the Agreement that is factual and either is approved by Licensee, in its reasonable discretion, in advance or in the opinion of PPD’s or GenuPro’s counsel is required to be made by law, provided that in each case, PPD or GenuPro shall provide Licensee a written copy of the intended disclosure at least 5 business days prior to the date of the disclosure or public announcement and that PPD and GenuPro incorporate any changes reasonably requested by Licensee prior to making any such disclosure.

Except as otherwise amended herein, the Agreement shall remain in full force and effect.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 through duly authorized representatives as of the date first set forth herein.

GenuPro, Inc.	ALZA Corporation

By:	By:

Name:	Name:

Title:	Title:

Pharmaceutical Product Development, Inc.

By:

Name:

Title:

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